EXHIBIT 99.1
News Release Contacts:
MEDIA: Glen Mathison Charles Schwab Phone: 415-601-3781 glen.mathison@schwab.com	INVESTORS/ANALYSTS: Rich Fowler Charles Schwab Phone: 415-667-1841 rich.fowler@schwab.com

SCHWAB STOCKHOLDERS APPROVE ACQUISITION OF TD AMERITRADE
Receives Notification Of Completion Of DOJ Review Of Transaction

SAN FRANCISCO, June 4, 2020 – The Charles Schwab Corporation (“Schwab”) today announced that Schwab stockholders approved the proposals related to Schwab’s acquisition of TD Ameritrade Holding Corporation (“TD Ameritrade”) at a special meeting of stockholders held earlier today.

More than 99% of the shares cast by Schwab stockholders were voted in favor of a proposal to issue new Schwab common shares to TD Ameritrade stockholders as consideration for the acquisition. More than 98% of the shares cast, representing over 85% of all outstanding shares, were voted in favor of an amendment to the fifth amended and restated certification of incorporation of Schwab to create a new class of nonvoting common stock to be issued to TD Bank and its affiliates as merger consideration. Pursuant to the Schwab charter amendment, the number of authorized shares of Schwab capital stock will increase by 300 million, and Schwab will be authorized to issue 300 million shares of Schwab nonvoting common stock, each with a par value of $0.01 per share.

Schwab President and CEO Walt Bettinger said, “We are pleased that Schwab’s stockholders have approved the proposals related to our announced acquisition of TD Ameritrade. The combination will generate substantial long-term value for Schwab’s stockholders and bring together two leading firms with proud and similar histories of making investing more accessible to all. Together, with a focus on low cost, great service and technology, we will form a company that is uniquely positioned to serve the investment, trading and wealth management needs of investors-and the advisors who serve them-in every phase of their financial journey.”

Earlier on June 4, Schwab announced that the Antitrust Division of the United States Department of Justice (DOJ) informed Schwab that the DOJ has closed its investigation of Schwab’s proposed acquisition of TD Ameritrade. Completion of the transaction remains subject to the satisfaction (or, to the extent permitted by applicable law, waiver) of the customary closing conditions set forth in the merger agreement, including receipt of other regulatory approvals. Subject to the satisfaction of those conditions, the parties continue to expect that the transaction will close in the second half of the year.

About Charles Schwab
The Charles Schwab Corporation (NYSE: SCHW) is a leading provider of financial services, with more than 360 offices and 12.9 million active brokerage accounts, 1.7 million corporate retirement plan participants, 1.4 million banking accounts, and $3.8 trillion in client assets as of April 30, 2020. Through its operating subsidiaries, the company provides a full range of wealth management, securities brokerage, banking, asset management, custody, and financial advisory services to individual investors and independent investment advisors. Its broker-dealer subsidiary, Charles Schwab & Co., Inc. (member SIPC, www.sipc.org), and affiliates offer a complete range of investment services and products including an extensive selection of mutual funds; financial planning and investment advice; retirement plan and equity compensation plan services; referrals to independent, fee-based investment advisors; and custodial, operational and trading support for independent, fee-based investment advisors through Schwab Advisor Services. Its banking subsidiary, Charles Schwab

Bank (member FDIC and an Equal Housing Lender), provides banking and lending services and products. More information is available at www.schwab.com and www.aboutschwab.com.

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Forward-Looking Statements
This press release contains forward-looking statements relating to Schwab’s acquisition of TD Ameritrade, including timing of closing and stockholder and client benefits. Achievement of these expectations is subject to risks and uncertainties that could cause actual results to differ materially from the expressed expectations.

Important transaction-related factors that may cause such differences include, but are not limited to, failure of the parties to satisfy the closing conditions in the merger agreement in a timely manner or at all, including regulatory approvals; litigation challenging the merger; the risk that expected revenue, expense and other synergies from the transaction may not be fully realized or may take longer to realize than expected; the parties are unable to successfully implement their integration strategies; and disruptions to the parties’ businesses as a result of the announcement and pendency of the merger. Other important factors include general market conditions, including the level of interest rates, equity valuations and trading activity; the parties’ ability to attract and retain clients and registered investment advisors and grow those relationships and client assets; competitive pressures on pricing, including deposit rates; the parties’ ability to develop and launch new and enhanced products, services, and capabilities, as well as enhance their infrastructure, in a timely and successful manner; client use of the parties’ advisory solutions and other products and services; client sensitivity to rates; the level of client assets, including cash balances; capital and liquidity needs and management; the scope and duration of the COVID-19 pandemic and actions taken by governmental authorities to contain the spread of the virus and the economic impact; regulatory guidance; litigation or regulatory matters; any adverse impact of financial reform legislation and related regulations; and other factors set forth in Schwab’s and TD Ameritrade’s definitive joint proxy statement/prospectus dated May 4, 2020, as supplemented, and Schwab’s and TD Ameritrade’s most recent reports on Form 10-K and Form 10-Q.